UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  December 15, 2023

MYRIAD GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 North 2200 West
Salt Lake City, Utah 84116
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (801) 584-3600
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MYGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On December 15, 2023, R. Bryan Riggsbee, Chief Financial Officer and principal financial officer of Myriad Genetics, Inc. (the “Company”) and the Company mutually reached an agreement that Mr. Riggsbee would step down from such position, effective upon the earlier of (1) the date that a new Chief Financial Officer and principal financial officer commences his or her employment at the Company and (2) January 31, 2024.

In connection with Mr. Riggsbee’s departure, the Company and Mr. Riggsbee entered into a Separation and Consulting Agreement and Release of Claims, dated December 15, 2023 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Riggsbee will remain an employee of the Company until January 31, 2024, upon which he will transition to providing consulting services to the Company until March 31, 2024 (the “Separation Date” and such period, the “Consulting Period”). During the Consulting Period, Mr. Riggsbee will receive a weekly consulting fee of $2,713.65. In consideration for, among other things, his compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, and a typical release of claims, (1) Mr. Riggsbee will be entitled to continued vesting of all outstanding performance and time-based restricted stock units previously granted to Mr. Riggsbee that are scheduled to vest during the Consulting Period (“Equity Awards Vesting During the Consulting Period”); (2) all outstanding time-based restricted stock units previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Consulting Period, will be deemed to vest in monthly installments over the applicable vesting period starting on the grant date (“RSUs Vesting Monthly”) and all such RSUs Vesting Monthly shall vest on the Separation Date to the extent scheduled to vest as modified on or before the date one year following the Separation Date; and (3) all outstanding restricted stock units with unsatisfied performance conditions (“PSUs”) previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Consulting Period, will remain outstanding and, if the applicable performance condition is satisfied on or before the date one year following the Separation Date, such PSUs will, to the extent so earned, vest to the extent scheduled to vest within such one-year period upon satisfaction of such performance-based condition. Mr. Riggsbee will also be eligible to receive an annual bonus for fiscal year 2023, as determined by the Compensation and Human Capital Committee (the “CHCC”) of the Board of Directors of the Company (the “Board”).

Mr. Riggsbee’s departure is not the result of any disagreement with the Company on any matter related to the Company's operations, policies or procedures.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which will be filed with the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2023.

Appointment of a New Chief Financial Officer

On December 15, 2023, the Board appointed Scott J. Leffler (“Mr. Leffler”) as the Company's Chief Financial Officer and principal financial officer, effective as of his first date of employment, January 29, 2024. Mr. Leffler’s appointment as Chief Financial Officer and principal financial officer was announced by the Company via press release on December 21, 2023.

Mr. Leffler, 48, has served as Chief Financial Officer of Clover Health Investments, Corp. (“Clover Health”) since July 2022. Before joining Clover Health, Mr. Leffler served as Chief Financial Officer and Treasurer of Sotera Health, a provider of sterilization, lab testing and advisory services for the healthcare industry, from April 2017 to July 2022. Prior to joining Sotera Health, Mr. Leffler served as Chief Financial Officer at Exal Corporation (now called Trivium Packaging) and held various financial leadership positions at PolyOne Corporation (now called Avient). Mr. Leffler holds a B.A. in economics from Yale University and an M.B.A. from Emory University and is both a Certified Public Accountant (inactive) and a Certified Treasury Professional (inactive).

There are no arrangements or understandings between Mr. Leffler and any other person pursuant to which he was appointed as an officer of the Company. Mr. Leffler does not have any family relationship with any director or other executive officer of the Company and is not party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, the Company entered into an employment agreement with Mr. Leffler, dated December 15, 2023 (the “Employment Agreement”), setting forth Mr. Leffler’s compensation, certain other terms, and the commencement of his employment on January 29, 2024 (the “Commencement Date”). Pursuant to the Employment Agreement, Mr. Leffler will be paid an annual base salary of $550,000. Mr. Leffler will be eligible to receive an annual target cash bonus equal to 75% of his annual base salary upon achievement of goals to be established by the CHCC or the Chief Executive Officer each fiscal year and will be eligible to participate in the Company’s annual long-term incentive compensation program. In addition, Mr. Leffler will be entitled to a sign-on bonus in the amount of $400,000, which will be paid on the next regularly scheduled payroll date following the Commencement Date, portions of which are subject to clawback in the event of a termination for certain reasons before the first and second anniversaries of the commencement of Mr. Leffler’s employment. Mr. Leffler will also be eligible to participate in the standard health, welfare and retirement benefit plans that are applicable to similarly situated executives of the Company. The Employment Agreement also provides for an initial one-time grant of restricted stock units (the "Initial RSU Grant") to Mr. Leffler in connection with the commencement of his employment. The Initial RSU Grant will be granted on the Commencement Date, as to a number of RSUs equal to (1) $1.25 million divided by the closing price of a share of Company common stock on the Nasdaq Stock Market on the last trading day before the Commencement Date and (2) $1.25 million divided by the closing price of a share of Company common stock on the Nasdaq Stock Market on the last trading day before the date on which the Company makes public disclosure of Mr. Leffler being hired. The Employment Agreement also provides that Mr. Leffler will be eligible in 2024 for a grant of an additional equity award of restricted stock units ("RSUs") valued at approximately $2 million (based on the closing price of a share of Company common stock on the Nasdaq Stock Market on the last trading day before the grant date) in accordance with the Company’s annual equity grant cycle, with such award consisting of (i) 50% RSUs subject to standard time-based vesting and (ii) 50% RSUs subject to vesting upon meeting certain performance metrics and standard time-based vesting, as determined by the CHCC in its sole discretion.

The Company and Mr. Leffler also entered into the Company's standard Employee Invention Assignment, Confidentiality, and Restrictive Covenants Agreement and will enter into a Severance and Change of Control Agreement and the Company's standard Indemnification Agreement for executive officers upon the commencement of Mr. Leffler’s employment with the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, a copy of which will be filed with the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2023.

ITEM 7.01 Regulation FD Disclosure.

A copy of the press release announcing Mr. Riggsbee’s departure and Mr. Leffler’s appointment as Chief Financial Officer and principal financial officer on December 21, 2023 is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
ITEM 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, Dated December 21, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: December 21, 2023	By:	/s/ R. Bryan Riggsbee
R. Bryan Riggsbee
Chief Financial Officer